EX 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Energy Fuels Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-205182, 333-194900) on Form S-8 and (No. 333-210782) on Form S-3 of Energy Fuels Inc., of our report dated March 8, 2017, with respect to the consolidated balance sheets of Energy Fuels Inc. as of December 31, 2016 and December 31, 2015, and the related consolidated statements of operations and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2016, which report appears in the December 31, 2016 Annual Report on Form 10-K of Energy Fuels Inc.

/s/ KPMG LLP
Chartered Professional Accountants, Licensed Public Accountants
March 9, 2017
Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
(“KPMG International”), a Swiss entity